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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 FORM 8-K/A-4

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 17, 1996


                          ALLIED WASTE INDUSTRIES, INC.
               (Exact name of registrant as specified in charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


        0-19285                                            88-0228636
(Commission File Number)                       (IRS Employer Identification No.)


15880 N. GREENWAY/HAYDEN LOOP, SUITE 100
       SCOTTSDALE, ARIZONA                                     85260
(Address of principal executive offices)                     (Zip Code)



        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (602) 423-2946


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)




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

Item 5.  Other Events

         On December 7, 1996, Allied Waste Industries, Inc. (the "Company") filed revised pro forma financial statements related to the pending acquisition of the solid waste operations of Laidlaw, Inc. The financial statements filed herein reflect an amendment to the financial statements prior to the closing of the acquisition.

Item 7.  Financial Statements and Exhibits

         (a) Financial Statements of Laidlaw Solid Waste Management Group

              (i)   Report of Independent Public Accountants

              (ii)  Balance Sheets - August 31, 1995 and 1996

              (iii) Statements of Operations for the Three Years Ended August
                    31, 1996

              (iv) Statements of Cash Flows for the Three Years Ended August 31,1996

              (v)   Notes to Financial Statements

         (b) Pro Forma Combined Financial Statements of Allied Waste Industries, Inc.

              (i)   Introduction

              (ii) Pro Forma Combined Balance Sheet - September 30, 1996 (unaudited)

              (iii) Pro Forma  Combined  Statement  of Operations for the Nine
                    Months Ended September 30, 1996 (unaudited)

              (iv) Pro Forma Combined Statement of Operations for the Year Ended December 31, 1995 (unaudited)

              (v)   Notes to Pro Forma Combined Financial Statements (unaudited)

         (c) Exhibits

              23   Consent of Coopers & Lybrand

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



We have audited the balance sheets of the Laidlaw Solid Waste Management Group (as defined in Note 1) as at August 31, 1995 and 1996 and the statements of operations and cash flows for the years ended August 31, 1994, 1995 and 1996. These financial statements are the responsibility of the management of Laidlaw Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Laidlaw Solid Waste Management Group as at August 31, 1995 and 1996 and the results of its operations and cash flows for the years ended August 31, 1994, 1995 and 1996 in accordance with United States generally accepted accounting principles.

                                               COOPERS & LYBRAND

                                               Chartered Accountants

Hamilton, Canada
September 30, 1996

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

                  BALANCE SHEETS AS AT AUGUST 31, 1995 AND 1996
                                  (U.S. $000'S)

                                                              1995        1996
                                                              ----        ----
ASSETS
Current Assets
Trade and other accounts receivable (net of
    allowance for doubtful accounts of $1,182;
    August 31, 1996 -- $1,224) .........................  $   95,124  $  102,966

Inventories ............................................       7,592       8,008
Income taxes recoverable ...............................      52,386      71,866
Other current assets ...................................      14,382      13,026
                                                          ----------  ----------
                                                             169,484     195,866
                                                          ----------  ----------
Fixed Assets
Land, landfill sites and improvements ..................     438,740     454,940
Buildings ..............................................      64,903      73,740
Vehicles and other .....................................     588,320     623,175
                                                          ----------  ----------
                                                           1,091,963   1,151,855
                                                          ----------  ----------
Less:  Accumulated depreciation and amortization .......     521,193     584,225
                                                          ----------  ----------
                                                             570,770     567,630
                                                          ----------  ----------
Other Assets
Goodwill (net of accumulated amortization of $37,635;
    August 31, 1996 -- $42,334) ........................     175,463     204,125
Deferred income taxes ..................................      80,476      76,822
Deferred charges .......................................       3,180      15,407
Other ..................................................       5,582       7,483
                                                          ----------  ----------
                                                             264,701     303,837
                                                          ----------  ----------
                                                          $1,004,955  $1,067,333
                                                          ==========  ==========
LIABILITIES
Current Liabilities
Account Payable ........................................      78,212      66,407
Accrued Liabilities ....................................      67,479      61,865
Current portion of long-term debt (Note 3) .............       2,256       2,675
                                                          ----------  ----------
                                                             147,947     130,947
                                                          ----------  ----------
Environmental and Other Long-Term Liabilities
    (Note 4) ...........................................      86,371      81,784
Long-Term Debt (Note 3) ................................       2,821       1,895
                                                          ----------  ----------
                                                             237,139     214,626
Commitment and Contingencies (Note 5) ..................     767,816     852,707
                                                          ----------  ----------
Net Investment by Laidlaw Inc. .........................  $1,004,955  $1,067,333
                                                          ==========  ==========

        The accompanying notes are an integral part of these statements.

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

                            STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)


                                                            1994       1995        1996
                                                            ----       ----        ----
Revenue ...............................................    $750,191   $795,058   $763,534
                                                           --------   --------   --------
Operating expenses (Note 6) ...........................     500,866    525,757    526,872
Selling, general and administrative expenses (Note 6)..      58,375     60,348     50,184
Depreciation and amortization .........................     106,727    102,997     95,938
                                                           --------   --------   --------

Income from operations ................................      84,223    105,956     90,540
Allocated interest expense (Note 1) ...................    (26,122)   (28,850)   (30,081)
Interest portion of closure and post-closure costs ....     (3,002)    (4,783)    (5,455)
Other interest expense ................................       (876)      (367)      (464)
Interest, dividend and other income ...................          91        264        298
                                                           --------   --------   --------
Income before income taxes ............................      54,314     72,220     54,838
Income taxes (Note 1) .................................      12,300     14,300     10,200
                                                           --------   --------   --------
Net income ............................................    $ 42,014   $ 57,920   $ 44,638
                                                           ========   ========   ========






        The accompanying notes are an integral part of these statements.

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

                            STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)

                                                            1994        1995         1996
                                                            ----        ----         ----
Net Cash Provided By (Used In):
    Operating activities .............................  $  180,045   $  187,953   $   94,444
    Investing activities .............................    (76,443)    (119,900)    (131,272)
    Financing activities .............................   (145,827)     (59,812)      121,719
                                                        ----------   ----------   ----------
                                                          (42,225)        8,241       84,891
Net investment by Laidlaw Inc. - beginning of year ...     801,800      759,575      767,816
                                                        ----------    ---------   ----------
Net investment by Laidlaw Inc. - end of year .........  $  759,575   $  767,816   $  852,707
                                                        ==========   ==========   ==========
Operating Activities
Net income ...........................................  $   42,014   $   57,920   $   44,638
Items not affecting cash:
    Depreciation and amortization ....................     106,727      102,997       95,938
    Deferred income taxes ............................       4,100        7,800        3,100
    Other ............................................       9,182        8,036      (5,431)
                                                        ----------   ----------   ----------
                                                           162,023      176,753      138,245
Cash provided by (used in) financing working capital:
    Trade and other accounts receivable ..............     (6,147)        7,823      (7,842)
    Inventories ......................................       (279)        (500)        (416)
    Income taxes recoverable .........................      15,590      (4,615)     (19,480)
    Other current assets ............................        4,157      (3,734)        1,356
    Accounts payable and accrued liabilities ........        4,701       12,226     (17,419)
                                                        ----------    ---------   ----------
Net cash provided by operating activities ...........   $  180,045   $  187,953   $   94,444
                                                        ==========   ==========   ==========
Investing Activities
Purchase of fixed assets ............................   $ (81,167)   $(105,357)   $ (79,072)
Proceeds from sale of fixed and other assets ........        6,779        5,187        3,393
Purchase of other assets ............................        (187)        (700)      (6,392)
Expended on acquisitions (Note 7) ...................      (2,213)     (14,255)     (49,226)
Net (increase) decrease in long-term investments ....          345      (4,775)           25
                                                         ---------    ---------   ----------
Net cash used in investing activities ...............   $ (76,443)   $(119,900)   $(131,272)
                                                        ==========   ==========   ==========
Financing Activities
Repayment of long-term debt .........................      (4,347)   $  (4,516)   $    (507)
Net advances from (repayment to) Laidlaw, Inc. ......    (141,480)     (55,296)      122,226
                                                         ---------    ---------   ----------
Net cash provided by (used in) financing activities..   $(145,827)   $ (59,812)   $  121,719
                                                        ==========   ==========   ==========


        The accompanying notes are an integral part of these statements.

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

                          NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)

1.  BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

These special purpose financial statements have been prepared to reflect the combined financial position and results of operations of SMAR Smaltimento Rifiuti S.p.A.; Laidlaw Medical Services Ltd., Laidlaw Waste Systems (Canada) Ltd. (excluding Laidlaw Environmental Services Limited and its subsidiaries) and Laidlaw Waste Systems, Inc. (excluding Laidlaw Environmental Services Inc. and its subsidiaries) which comprise the solid waste operations of Laidlaw Inc. ("Laidlaw Solid Waste Management Group" or the "Group").

Income taxes and interest expense associated with intercompany financing with the Group's parent, Laidlaw Inc. ("Laidlaw"), have been allocated to the Group based on it shares of the parent's net assets.

The surplus funds of the Group are regularly transferred to Laidlaw, and any financing requirements are provided by Laidlaw Inc. Accordingly, no cash or bank indebtedness balances are reported in these financial statements.

A statement of stockholders' equity has not been provided as it would be inconsistent with the basis of presentation described above.

Except for the exclusions described in the preceding paragraphs, these financial statements have been prepared in accordance with United States generally accepted accounting principles.

As these financial statements have not been prepared for general purposes, users may require additional information.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, income and expenses, and disclosure of contingencies. Future events could alter such estimates in the near term.

A summary of significant accounting policies followed in the preparation of these financial statements is as follows:

(a) Inventories

Inventories are valued at the lower of cost, determined on a first-in, first-out basis, and replacement cost.

(b) Fixed assets

Landfill sites, preparation costs, and improvements are recorded at cost and amortized on the basis of landfill capacity utilized during the year.

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)

Depreciation and amortization of other property and equipment is provided substantially on a straight-line basis over their estimated useful lives which are as follows:

     Buildings...............................      20 to 40 years
     Vehicles and other......................      5 to 15 years

Management periodically reviews the carrying values of its fixed assets to determine whether such values are recoverable. Any resulting write downs are charged against income.

The test for recoverability includes the future cash flows for closure and post-closure costs associated with the Group's landfills which have not been recognized as a liability for accounting purposes, as the Group intends to close the landfills at the end of their useful lives. The future cash flows for closure and post-closure costs which have been recognized as a liability in the Group's financial statements have been excluded from the recoverability test.

(c) Other assets

Goodwill is amortized on a straight-line basis over forty years. The Group reviews the value assigned to goodwill to determine if its recoverability has been impaired by conditions affecting the Group. The amount of any impairment is charged against income.

Deferred charges are amortized on a straight-line basis over a two to nine year period depending on the nature of the deferred costs.

(d) Environmental liabilities

Environmental liabilities include accruals for costs associated with closure and post-closure monitoring and maintenance of the Group's landfills, remediation at certain of the Group's facilities and corrective actions at Superfund sites. The Group accrues for closure and post-closure costs over the life of the landfill site as airspace is consumed.

(e) Foreign currency translation

The Group's Canadian operations are all of a self-sustaining nature. The accounts are translated to U.S. dollars on the following basis:

Assets and liabilities at the exchange rate in effect at the balance sheet date and revenue and expenses at weighted monthly average exchange rates for the year.

(f) Financial instruments

The Group's accounts receivable, accounts payable and long-term debt constitute financial instruments. Based on available market information, the carrying value of these instruments approximates their fair value as at August 31, 1995 and 1996. Concentrations of credit risk in accounts receivable are limited, due to the large number of customers comprising the Group's customer base throughout North America. The Group performs ongoing credit evaluations of its customers, but does not require collateral to support customer

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)

accounts receivable. Management establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers, historical trends and other relevant information.

(g) Revenue

Amounts billed to customers prior to providing the related services are deferred and later reported as revenues in the period in which the services are rendered.

(h) Accounting Pronouncements Not Yet Required to be Adopted

Management does not expect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 121 to have a material effect on the Group's financial position or results of operations. In 1997 the Group will be required to adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", issued by the Financial Accounting Standards Board. SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from an asset to be held and used in operations is less than the carrying value of the asset, an impairment loss must be recognized in the amount of the difference between the carrying value and the fair value. Should events and circumstances indicate that any of the Group's landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with Emerging Issues Task Force Discussion Issue ("EITF") 95-23. The EITF outlines how cash flows for environmental exit costs should be determined and measured.

3. LONG-TERM DEBT


                                                          1995      1996
                                                          ----      ----
        Notes due at various dates from 1997 to 2002
           with interest rates from 5% to 10% .........  $4,961    $4,531
        Capital leases payable, due in 1997 with
           interest rates of 10% ......................     116        39
                                                         ------    ------
                                                          5,077     4,570
        Less: Current portion .........................   2,256     2,675
                                                         ------    ------
                                                         $2,821    $1,895
                                                         ======    ======

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)

The aggregate amount of minimum payments required on long-term debt in each of the years indicated is as follows:

        Year ending August 31,
               1997.................................        $ 2,675
               1998.................................            846
               1999.................................            293
               2000.................................            111
               2001.................................            569
               Thereafter...........................             76
                                                             ------
                                                             $4,570
                                                             ======
4. ENVIRONMENTAL LIABILITIES

The Group has recorded liabilities for closure and post-closure monitoring and environmental remediation costs as follows:
                                                                1995        1996
                                                                ----        ----
       Current portion of environmental liabilities,
        included in accrued liabilities...................... $ 23,530   $22,461
         Non-current portion of environmental liabilities....   79,888    76,240
                                                              --------   -------
                                                              $103,418   $98,701
                                                              ========   =======

The Group, in the normal course of its business, expends funds for environmental protection and remediation, but does not expect these expenditures to have a materially adverse effect on its financial condition or results of operations, since its business is based upon compliance with environmental laws and regulations and its services are priced accordingly.

Closure and post-closure monitoring and maintenance costs for U.S. landfills are estimated based on the technical requirements of the Subtitle D Regulations of the U.S. Environmental Protection Agency or the applicable state requirements, whichever are stricter, and the air emissions standards under the Clean Air Act, and include such items as final capping of the site, methane gas and leachate management, groundwater monitoring, and operation and maintenance costs to be incurred during the period after the facility closes and ceases to accept waste. Closure and post-closure costs for the Group's landfills in Canada are based upon the local landfill regulations governing the facility.

The Group has also established procedures to routinely evaluate potential remedial liabilities at sites which it owns or operated, or to which it transported waste, including 14 sites listed on the Superfund National Priority List (NPL). In the majority of situations, the Group's connection with NPL sites relates to allegations that its companies (or their predecessors) transported waste to the facilities in question, often prior to the acquisition of such companies by the Group. The Group routinely reviews and evaluates sites requiring remediation, including NPL sites, giving consideration to the nature (i.e. owner, operator, transporter or generator), and the extent (i.e. amount and nature of waste hauled to the location, number of years of site operation by the Group, or other relevant factors) of the Group's alleged connection with the site, the accuracy and strength of evidence connecting the Group to the location, the number, connection and financial ability of other named and unnamed potentially responsible parties and the nature and estimated cost of the likely remedy. Where the Group concludes that it is probable that a liability has been incurred, provision

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)

is made in the financial statements, based upon management's judgement and prior experience, for the Group's best estimate of the liability. Such estimates are subsequently revised as deemed necessary as additional information becomes available.

Estimates of the extent of the Group's degree of responsibility for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult. The ultimate outcome of these items may differ from current estimates. Management believes that its extensive experience in the environmental services business provides a reasonable basis for making its estimates. However, these estimates may include a range of possible outcomes. In such cases, management provides for the amount within the range that constitutes its best estimate. It is less than likely but more than remotely possible that the Group's potential liability could be at the high end of such ranges, which would be approximately $15 million in the aggregate higher than the estimates that have been recorded in these financial statements. While the Group does not currently anticipate that any adjustment to its estimates would be material to its financial statements, it is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could necessitate the recording of additional liabilities that could be material. The impact of such future events cannot be estimated at the current time.

Where the Group believes that both the amount of a particular environmental liability and the timing of the payments are reliably determinable, the cost in current dollars is discounted to present value assuming inflation of 3% and a risk free discount rate of 8%. Discontinued amounts previously recorded are accreted to reflect the effects of the passage of time. The Group's closure and post-closure expense for the years ended August 31, 1994, 1995 and 1996 was $24.0 million, $18.6 million and $11.2 million, respectively, which included accretion of interest of $3.0 million, $4.8 million and $5.5 million on the closure and post-closure accruals for the years ended August 31, 1994, 1995 and 1996.

The majority of the Group's active landfill sites have estimated remaining lives ranging from 2 to approximately 88 years based upon current site plans and anticipated annual volumes of waste. As at August 31, 1996, the Group estimates that during this remaining site life, it will provide for an additional $254 million (1995 -- $247 million) of closure and post-closure costs, including accretion for the discount recognized to date. The change in the expected aggregate undiscounted amount from 1995 to 1996 results primarily from changes in available airspace.

Anticipated payments of environmental liabilities for each of the next five years and thereafter are as follows:

         Year ending August 31,
         1997................................................     $ 22,461
         1998................................................       11,396
         1999................................................       14,320
         2000................................................       12,049
         2001................................................       12,276
         Thereafter..........................................      280,286
                                                                  --------
                                                                  $352,788
                                                                  ========

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)

5.  COMMITMENTS AND CONTINGENCIES

(a) Lease commitments

Rental expense incurred under operating leases amounted to $10,524, $8,334 and $9,693 in the years ended August 31, 1994, 1995, and 1996 respectively.

      Rentals payable under operating leases for premises and equipment are as follows:

     Year ending August 31,
     1997 ............................................    $ 8,365
     1998 ............................................      4,896
     1999 ............................................      4,524
     2000 ............................................      4,009
     2001 ............................................      3,329
     Thereafter ......................................     20,063
                                                          -------
                                                          $45,186
                                                          =======
(b) Legal proceedings

The Group is subject to extensive and evolving laws and regulations and has implemented its own environmental safeguards to respond to regulatory requirements. In the normal course of business, the Group provides for closure and post-closure accruals to comply with all governmental regulations.

In the normal course of conducting its operations, the Group may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against the Group which may have an impact on the financial results for a particular period. Management expects that such matters in process at August 31, 1996 will not have a materially adverse effect on this Group's financial position or its results from operations.

The consolidated federal income tax returns of the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group (the United States subsidiaries of the Laidlaw Solid Waste Management Group are members of this taxpayer group) for the fiscal years ended August 31, 1986, 1987 and 1988 have been under audit by the Internal Revenue Service. In March 1994, the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group received a Statutory Notice of Deficiency proposing that the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group pay additional taxes relating to disallowed deductions in those income tax returns. The principal issue involved relates to the timing and the deductibility for tax purposes of interest attributable to loans owing to related foreign persons. The Laidlaw Transportation, Inc. U.S. Consolidated Tax Group has petitioned the United States Tax Court (captioned as Laidlaw Transportation, Inc. & Subsidiaries et al v. Commissioner of Internal Revenue, Docket Nos. 9361-94 and 9362-94) for a redetermination of claimed deficiencies of approximately $50.3 million (plus interest of approximately $67.6 million as of August 31, 1996). In August 1996, the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group received Revenue Agent's reports proposing that the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group pay additional taxes of approximately $161.3 million (plus interest of approximately $105.7 million as of May 31, 1996) relating to disallowed deductions in federal income tax returns for the fiscal years ended August 31, 1989, 1990 and 1991 based on the same issues. The Laidlaw Transportation, Inc. U.S. Consolidated Tax Group intends to vigorously contest these claimed deficiencies. Although the final outcome cannot be predicted with certainty, Laidlaw, based upon a thorough review of the facts and the advice of counsel, believes that the ultimate

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)

disposition of these issues will not have a materially adverse effect upon Laidlaw's consolidated financial position or results of operations. In accordance with the basis of presentation described in Note 1, no provision for these matters has been recorded in the financial statements of the Group.




(c) Letters of credit and guarantees

At August 31, 1996, the Group had $24,341 (1995 -- $41,101) in outstanding letters of credit, of which the most significant are in support of the Group's undertakings in respect of landfill closure and post-closure activities required in obtaining regulatory operating permits. In addition, Laidlaw and its affiliates have provided financial assurances, guarantees and additional letters of credit in the aggregate amount of approximately $180 million for closure and post-closure activities and bid bonds.

6.  RELATED PARTY TRANSACTIONS

Included in operating expenses and selling, general and administrative expenses are management fees, insurance premiums and rental charges paid to affiliated companies as follows:
                                            1994         1995       1996
                                            ----         ----       ----
     Management fees ...................   $ 6,862     $ 4,957    $ 4,297
                                           =======     =======    =======
     Insurance premiums ................   $19,127     $17,098    $18,335
                                           =======     =======    =======
     Rental charges ....................   $   746     $   725    $   725
                                           =======     =======    =======

Management fees have been allocated to the Group based upon the Group's share of Laidlaw's consolidated revenue. Management fees are charged by Laidlaw to each of its operating groups in order to recover its general and administrative costs.


Insurance premiums represent charges to the Group by Laidlaw to recover self-insurance costs relating to the Group's anticipated insurance losses, primarily for automobile, worker's compensation and general liability coverage. In addition, the Group is charged for the fixed program costs relating to the self-insurance program based upon the Group's share of LAIDLAW'S consolidated revenue.


Rental charges represent rent charged by Laidlaw for use of properties owned by Laidlaw but used by the Group.

The Group directly incurs all other costs of doing business.

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP

               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996
                                  (U.S. $000'S)

7.  ACQUISITIONS

A summary of the Group's acquisitions of solid waste management companies in the periods indicated is as follows:
                                               1994        1995          1996
                                               ----        ----          ----
Assets acquired -- at fair value
Fixed assets ............................    $    715    $  8,271      $ 11,906
Goodwill ................................       1,553       6,960        37,056
Long-term investments and other assets ..        --          --           6,606
                                             --------    --------      --------
                                                2,268      15,231        55,568
Long-term liabilities assumed ...........          55         794         8,155
Working capital .........................        --          (182)        1,813
                                             --------    --------      --------
Expended on acquisitions ................    $  2,213    $ 14,255      $ 49,226
                                             ========    ========      ========
Number of businesses acquired ...........           7          11             9
                                             ========    ========      ========
Annualized revenue acquired .............    $  4,000     $ 15,000     $ 41,000
                                             ========     ========     ========

  Pro forma data (unaudited)

Condensed pro forma statements of operations data, as if acquisitions each year had occurred at the beginning of the previous year, are as follows:

                                              1994         1995         1996
                                              ----         ----         ----
Statements of Operations Data:
Revenue .................................   $ 766,783    $ 846,828    $ 776,658
NET Income from operations ..............   $  42,750    $  59,458    $  44,979

8.  SEGMENTED GEOGRAPHIC INFORMATION
                                               1994         1995         1996
                                               ----         ----         ----
United States:
    Revenue .............................   $ 488,070    $ 526,484    $ 493,681
    Income from operations ..............   $  46,578    $  64,934    $  65,469
    Total identifiable assets ...........   $ 560,780    $ 646,432    $ 649,362
Canada:
    Revenue .............................   $ 262,121    $ 268,574    $ 269,853
    Income from operations ..............   $  37,645    $  41,022    $  25,071

    Total identifiable assets ...........   $ 346,000    $ 358,523    $ 417,971

                     PRO FORMA COMBINED FINANCIAL STATEMENTS


Prior to the closing of the acquisition of the Laidlaw Solid Waste Management Group ("LSW Subsidiaries") and the related financing (collectively, the "Transactions"), substantially all of the operating assets and liabilities of Allied will be contributed (the "Contribution") from Allied to Allied Waste North America, Inc. ("Allied U.S.").

The unaudited pro forma combined balance sheet reflects Allied U.S. after the Contribution and gives effect to the Transactions as if each had occurred on September 30, 1996. The unaudited pro forma combined statements of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 give effect to (i) the acquisition of companies accounted for using the purchase method for business combinations completed in 1995 and 1996, which are considered to be significant; (ii) the completion of the Contribution and the Transactions contemplated herein for approximately $1.5 billion; (iii) the issuances of 11.7 million shares of Common Stock in a private placement and the application of the net proceeds therefrom; (iv) the conversion and exercise of certain convertible securities and warrants into an aggregate of approximately
9.8 million shares of Common Stock;  and (v) completion of a public  offering of
7.6 million shares of Common Stock, and the application of the net proceeds therefrom, as if each had occurred on January 1, 1995.

The pro forma adjustments related to the purchase allocation of the Transactions are preliminary and does not give effect to an appraisal of the assets of the LSW Subsidiaries which Allied intends to obtain at or near the closing of the acquisition of the LSW Subsidiaries. The unaudited pro forma combined financial statements do not reflect adjustments for certain financial benefits, operational efficiencies and non-recurring items. These statements do not purport to be indicative of the combined financial position or combined results of operations of Allied and the LSW Subsidiaries that might have occurred, nor are they indicative of future financial position or results of operations.

The unaudited pro forma combined financial statements should be read in conjunction with the Notes to Pro Forma Combined Financial Statements, the historical consolidated financial statements of Allied and the notes thereto and the historical financial statements of the LSW Subsidiaries and the notes thereto.

                          ALLIED WASTE INDUSTRIES, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                   (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                       Pro Forma
                                                                      Adjustments
                                                          LSW           Related
                                          Historical  Subsidiaries  to Acquisitions
                                           (Note 1)     (Note 2)        (Note 3)      Pro Forma
                                           --------     --------       --------       ---------
ASSETS
Cash and cash equivalents ................ $  7,620    $     --     $  1,500,000(a)   $   56,620
                                                                     (1,265,000)(b)
                                                                       (186,000)(c)
Other current assets .....................   62,526       195,866       (71,866)(l)      186,526
                                           --------    ----------   ------------      ----------
        Total current assets .............   70,146       195,866       (22,866)         243,146
Property and equipment, net ..............  340,729       567,630        100,000(d)    1,007,289
                                                                         (1,070)(l)
Goodwill, net ............................   89,504       204,125        965,635(E)    1,055,139
                                                                       (204,125)(f)
Other assets .............................   36,263        99,712         33,500(g)       93,405
                                                                        (76,070)(l)
        Total assets ..................... $536,642    $1,067,333   $    795,004      $2,398,979
                                           ========    ==========   ============      ==========
LIABILITIES AND STOCKHOLDERS'S EQUITY

Current portion of long-term debt ........ $ 15,259    $    2,675   $       --        $   17,934
Other current liabilities ................   44,876       128,272        (5,086)(l)      168,062
                                           --------    ----------   ------------      ----------
        Total current liabilities ........   60,135       130,947        (5,086)         185,996
Long-term debt, net of current portion ...  233,132         1,895      1,500,000(a)    1,659,774
                                                                         110,747(h)
                                                                       (186,000)(c)
Other long-term liabilities ..............   48,642        81,784         40,000(i)      178,426
                                                                           8,000(m)
Stockholders' equity .....................  194,733       852,707      (852,707)(k)      374,783
                                                                         180,050(j)
                                           --------    ----------   ------------      ----------
        Total liabilities and equity ..... $536,642    $1,067,333        795,004      $2,398,979
                                           ========    ==========   ============      ==========



The accompanying notes are an integral part of this pro forma combined balance sheet.

                          ALLIED WASTE INDUSTRIES, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)

                                                                 Pro Forma                  Pro Forma
                                      Completed      LSW         Related to   Pro Forma     Financing
                         Historical Acquisitions  Subsidiaries  Acquisitions   for the    Transactions
                          (Note 1)    (Note 2)     (Note 2)      (Note 3)    Acquisitions   (Note 4)    Pro Forma
                          --------    --------     --------      --------    ------------   --------    ---------
Revenues ............. $  183,896      $ 165       $573,407     $    --     $  757,468      $   --    $  757,468
Cost of
    operations .......    101,153        101        396,429          --        497,683          --       497,683
Selling, general
    and administrative
    expenses .........     27,152         24         36,775          --         63,951          --        63,951
Depreciation and
    amortization
    expense ..........     23,032         15         71,738       14,568(b)    109,353          --       109,353
Pooling costs ........      6,969         --           --            --          6,969          --         6,969
                        ---------      -----        -------      -------    ----------        -----    ---------
    Operating
     income ..........     25,590         25         68,465     (14,568)        79,512          --        79,512
Interest income ......      (257)         --           --            --          (257)          --         (257)
Interest expense .....      6,623         --           --          3,284(d)    114,074        (409)(b)   113,665
                                                                (10,349)(e)
                                                                 114,516(f)
                        ----------       ----       -------     --------    -----------       -----     --------
Income (loss)
    before income
    taxes ............      19,224         25        68,465    (122,019)       (34,305)        409      (33,896)
Income tax
    expense
    (benefit) ........       9,428         10          --       (21,422)       (11,984)        164      (11,820)
                        ----------       ----       -------    ---------    -----------       -----    ---------
Net income (loss)
    before extra-
    ordinary loss ....       9,796         15        68,465    (100,597)       (22,321)        245      (22,076)
Dividends ............       (861)         --            --          --           (861)         --         (861)
                        ----------       ----       -------    ---------    -----------      -----     ---------
Net income (loss) to
    common share-
    holders before
    extraordinary
    loss .............  $    8,935      $  15      $ 68,465   $(100,597)      $(23,182)      $ 245    $ (22,937)
                        ==========      =====      ========   ==========    ===========      =====    ==========
Net income (loss)
    per common
    share before
    extraordinary
    loss .............  $     0.15                                             $(0.32)                $   (0.31)
                        ==========                                          ==========                ==========
Weighted average
    and common
    equivalent
    shares ...........  59,791,034                                          72,295,076                73,114,675
                        ==========                                          ==========                ==========

The accompanying notes are an integral part of this pro forma combined balance sheet.

                          ALLIED WASTE INDUSTRIES, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)

                                                                   Pro Forma
                                                                  Adjustments                 Pro Forma
                                       Completed        LSW        Related to    Pro Forma    Financing
                          Historical  Acquisitions  Subsidiaries  Acquisitions    for the    Transactions
                           (Note 1)     (Note 2       (Note 2)      (Note 3)    Acquisitions  (Note 4)     Pro Forma
                           --------     -------       --------     --------     ------------   --------    ---------
Revenues................ $  217,544     $9,019        $778,029    $   (207)(a)  $ 982,571      $   --     $  982,571
                                                                   (21,814)(g)
Cost of
    operations..........    119,238      4,317         528,858        (207)(a)    640,592          --        640,592
                                                                   (11,614)(g)
Selling, general
    and administrative
    expenses      ......     36,708      1,918         57,840         (447)(g)     96,019          --         96,019
Depreciation and
    amortization
    expense       ......     27,279      1,116         96,214        19,626(b)    140,243          --        140,243
                                                                    (3,992)(g)
Pooling costs...........      1,531         --             --            --         1,531          --          1,531
                         ----------     ------       --------     ---------      --------      ------     ----------
     Operating income...     32,788      1,668         95,117      (25,387)       104,186          --        104,186
Interest income.........      (716)         --             --            --         (716)          --          (716)
Interest expense........     11,316         13             --           393(c)    156,891       (125)(a)     151,841
                                                                      4,378(d)                (4,925)(b)
                                                                   (11,897)(e)
                                                                    152,688(f)
Conversion fee
    on debt securities
    converted...........         56         --             --            --            56        (56)(c)          --
                          ---------      -----        -------     ---------      --------      ------     ----------
Income (loss) before
    income taxes........     22,132      1,655         95,117     (170,949)      (52,045)       5,106       (46,939)
    Income tax expense
    (benefit)     ......      9,751        662            --       (30,333)      (19,920)      2,042        (17,878)
                          ---------     ------       --------    ---------       ---------    ------      ----------
    Net income (loss)
    before
    extraordinary loss..     12,381        993         95,117     (140,616)      (32,125)      3,064        (29,061)
Dividends...............    (4,070)     ------             --            --       (4,070)      2,743         (1,327)
Conversion fee on
    equity securities
    converted...........    (2,151)        --              --            --       (2,151)      2,151              --
                          ---------    ------         -------     ---------      ---------    ------      ----------
Net income (loss) to
    common shareholders
    before
    extraordinary
    loss................ $    6,160     $  993       $ 95,117    $(140,616)    $ (38,346)      7,958      $ (30,388)
                         ==========     ======       ========    ==========    ==========     ======      ==========
Net income (loss) per
    common share before
    extraordinary loss.. $     0.15                                            $   (0.72)                 $   (0.43)
                         ==========                                            ==========                 ==========
Weighted average
    common and
    common
    equivalent shares... 40,046,459                                            53,289,571                 71,407,951
                         ==========                                            ==========                 ==========

The accompanying notes are an integral part of this pro forma combined balance sheet.

                          ALLIED WASTE INDUSTRIES, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.  HISTORICAL

The historical balances represent the financial position and results of operations of Allied for each of the indicated dates and periods. The historical consolidated financial statements have been restated to reflect acquisitions accounted for as poolings-of-interests.


2.  HISTORICAL AMOUNTS RELATED TO ACQUISITIONS

The amounts related to the LSW Subsidiaries in the September 30, 1996 pro forma combined balance sheet represent the historical combined balance sheet of the LSW Subsidiaries. The amounts in the pro forma combined statements of operations represent the results of operations of the companies purchased in 1995 and 1996 ("Completed Acquisitions"), and the results of operations of the LSW
Subsidiaries contemplated in the Transactions, for the period prior to acquisition date, for each period presented.


The following represents acquisitions included in these pro forma combined financial statements (collectively referred to as THE "ACQUISITIONS").


January  1995  --  Allied   acquired   Pen-Rob,   Inc.   ("Pen-Rob")  for  total
consideration of approximately $1.5 million.

May 1995 -- Allied acquired L and M Disposal, Inc. for total consideration of approximately $518,000.

June 1995 -- Allied acquired Illinois Development Corporation ("IDC") for total consideration of approximately $4.2 million.

September 1995 -- Allied acquired Duckett Disposal, Inc. ("Duckett") and Brickyard Disposal and Recycling, Inc. ("Brickyard") for total consideration of approximately $14.4 million.

January 1996 -- Allied acquired Service Waste, Inc. for total consideration of approximately $6.2 million, including approximately 778,000 shares of Common Stock.

February 1996 -- Allied acquired Clayco Sanitation Company, Inc. ("Clayco") for total consideration of approximately $2.9 million.

September 1996 -- Allied entered into a stock purchase agreement to purchase the LSW Subsidiaries for total consideration of approximately $1.5 billion, as follows (in thousands):

          Cash...............................    $ 1,200,000
          7% Debenture.......................         77,567
          Zero coupon debenture..............         33,180
          Common Stock.......................        101,288
          Warrant............................         45,000
                                                 -----------
                 Total.......................    $ 1,457,035
                                                 ===========

                          ALLIED WASTE INDUSTRIES, INC.
          NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

The LSW Subsidiaries balance sheet data reflects balances at August 31, 1996. Amounts for the LSW Subsidiaries statement of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 are for the 12 months ended February 29, 1996 and the nine months ended August 31, 1996, respectively. Revenues and income before pro forma income taxes of $365.0 million and $43.0 million, respectively, for the six months ended February 28, 1995 have been excluded and replaced with revenues and income before pro forma income taxes of $367.7 million and $36.1 million, respectively, for the six months ended February 29, 1996 in the LSW Subsidiaries' pro forma statement of operations for the year ended December 31, 1995. Revenues and income before pro forma income taxes of $190.1 million and $21.0 MILLION, respectively, for the three months ended November 30, 1995 have been excluded in the ^ LSW
Subsidiaries' pro forma statement of operations for the nine months ended September 30, 1996. Revenues and income before pro forma income taxes of $177.6 million and $15.1 million, respectively, for the three months ended February 29, 1996 have been included in the LSW Subsidiaries statement of operations for the 12 months ended February 29, 1996 and the nine months ended August 31, 1996.

3.  PRO FORMA ADJUSTMENTS

      The pro forma adjustments reflected in the pro forma combined financial statements give effect to the following:

  Pro Forma Combined Balance Sheet

     (a) To reflect the completion of a $525 million private placement of senior subordinated notes (the "Notes") and the funding of $975 million of a senior credit facility (the "Senior Credit Facility"). Allied has commitments from prospective buyers to purchase in excess of $525 million of the Notes. Closing on the sale of the Notes is expected in December 1996. The interest rate on the Notes as of September 30, 1996 would have been 10.25%.

     (b) To reflect cash paid in connection with the acquisition of the LSW Subsidiaries.

     (c) To reflect repayment of debt in connection with the refinancings contemplated in the Transactions.

     (d) To reflect the estimated fair value of land held for permitting as landfills but currently not in use.

     (e) To reflect goodwill recorded in connection with the acquisition of the LSW Subsidiaries.

     (f)  To remove goodwill recorded on the books of the LSW Subsidiaries.

     (g) To reflect commitment fees paid in connection with the Notes and the Senior Credit Facility contemplated in the acquisition of the LSW Subsidiaries.

     (h) To reflect the issuances of the $150 million face value ($78 million discounted value) of Allied Waste Holdings (Canada) Ltd. 7% debentures and $168 million face value ($33 million discounted value) of the zero coupon debenture (collectively, the "Allied Canada Debentures") which were recorded at a discount using a 14% implicit interest rate, in CONNECTION with the acquisition of the LSW Subsidiaries.

     (i) To reflect the deferred tax liability related to temporary differences between book and tax basis of Allied Canada Debentures and certain fixed assets in connection with the acquisition of the LSW Subsidiaries.

                          ALLIED WASTE INDUSTRIES, INC.

                                   (UNAUDITED)

     (j) To reflect the issuances of 14.6 million shares of Common Stock at $9.25 per share; and the Warrant, valued at $45 million, in connection with the acquisition of the LSW Subsidiaries. The Warrant was valued using a binomial pricing model adjusted for the size of the block of warrants and the restrictions on the block of warrants.

     (k) To reflect the elimination of investment in subsidiary in connection with the acquisition of the LSW Subsidiaries.

     (l) To eliminate income tax assets and liabilities arising prior to the date of sale of the LSW Subsidiaries and any intercompany investments, advances and loans not included in the sale.

     (m) To accrue $8 million for the estimated costs of severance and transition benefits that are expected to be paid to approximately 200 employees, primarily management, sales and administrative, of the LSW Subsidiaries as a result of the acquisition.

Allied has engaged Emcon Environmental Services, Inc. to perform an environmental assessment of cert in properties to be acquired by Allied in the transactions. Although the Emcon work is not complete and due diligence continues, Emcon has identified certain third-party contaminated waste sites and landfills of the LSW Subsidiaries. Since the Emcon Environmental Report is not yet complete, currently no amount or range of amounts can be determined which would be required to be recorded or disclosed in accordance with SFAS No. 5. Once the Emcon Environmental Report is completed, remediation plans and related cost estimates must be determined. Cost, if any, in excess of amounts accrued by the Laidlaw ^ SELLERS will be accounted for in accordance with GAAP when all facts and circumstances are known.


  Pro Forma Combined Statements of Operations

     (a)  To eliminate rent expense and rental revenue between Allied and IDC.

                          ALLIED WASTE INDUSTRIES, INC.

                                   (UNAUDITED)

    (b) To reflect the amortization of goodwill recorded in connection with the Acquisitions, calculated based on a 40 year life of goodwill, as follows (in thousands):

                                                                                    Nine Months
                                                                     Year Ended        Ended
                                                            Total    December 31,  September 30,
                                                           Goodwill     1995           1996
                                                           --------     ----           ----
          L and M Disposal, Inc. for the
           4 months ended April 30, 1995 ............... $    601     $     6       $    --
          IDC, for the 5 months
           ended May 31, 1995 ..........................    1,046          11            --
          Duckett  for the 8 months ended
           August 31, 1995 .............................    3,510          59            --
          Service Waste, Inc. for the year
            ended December 31, 1995 ....................    2,649          66            --
           Clayco for the year ended December 31,
           1995 and the  MONTH ended
           January 31, 1996 ............................    2,703          68             6
          LSW Subsidiaries for the year ended
           December 31, 1995 and the 9 months
           ended September 30, 1996 .................... $974,625     $19,416       $14,562
                                                         --------     -------       -------
            Total pro forma goodwill and amortization... $985,134     $19,626       $14,568
                                                         ========     =======       =======

     (c) To reflect interest expense on debt issued or assumed in connection with the Completed Acquisitions, calculated as follows (in thousands):

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
          Duckett seller NOTES, interest at 7% for 8 months.....   $  163
          Brickyard seller notes, interest at 7% for 8 months...      148
          Clayco seller notes, interest at 9% for 12 months.....       82
                                                                   ------
                                                                   $  393
                                                                   ======

     (d) To reflect amortization of commitment fees related to the Notes and the Senior Credit Facility contemplated in connection with the acquisition of the LSW Subsidiaries, as follows (in thousands):

                                            Commitment Fee   Amortization Period
                                            --------------   -------------------
           Notes.........................       $ 9,500            10 years
           Senior CREDIT FACILITY........       $24,000             7 years

                          ALLIED WASTE INDUSTRIES, INC.

                                   (UNAUDITED)

     (e) To reflect the reduction of interest expense resulting from the repayment of certain indebtedness with the proceeds from the Senior Credit Facility contemplated in connection with the acquisition of the LSW Subsidiaries, calculated as follows (in thousands):

                                                                           Nine Months
                                                             Year Ended       Ended
                                                            December 31,   September 30,
                                                                1995           1996
                                                                ----           ----
          1994 $100 million senior subordinated notes,
            interest at 10.75% for one month during 1995....  $   (897)     $     --
          1994 $100 million senior subordinated notes,
            interest at 12% for 11 months DURING 1995 and
            7 months during 1996............................   (11,000)       (7,000)
          Credit Agreement, interest at 9.25% for
            7 months during 1996............................         --       (1,179)
          Credit Facility interest at 7% for
            2 months during 1996............................         --       (2,170)
                                                              ---------     ---------
                       Total pro forma interest savings.....  $(11,897)     $(10,349)
                                                              =========     =========

          (f)  To  reflect   interest  expense  related  to  the  Senior  Credit
               Facility, the Notes, and the Allied Canada Debentures calculated FOR EACH PERIOD as follows (in thousands):

                                                                            Nine Months
                                                              Year Ended       Ended
                                                              December 31, September 30,
                                                                  1995         1996
                                                                  ----         ----
            Senior Credit Facility, interest at 8.5%.......... $ 82,875      $ 62,156
            Notes, interest at 10.25%.........................   53,813        40,360
            7% Debenture, implicit interest at 14%............   11,200         8,400
            Zero Coupon Debenture, implicit INTEREST at 14%...    4,800         3,600
                                                               --------      --------
                       Total pro forma interest expense....... $152,688      $114,516
                                                               ========      ========

          An increase in the interest rate of one-eighth of a percent on the Senior Credit Facility would increase interest expense $1.2 million and $0.9 million and decrease net income $0.7 million and $0.5 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

     (G)  To  reflect   elimination   of  revenues   and  expenses  of  the  LSW
          Subsidiaries related to assets that will not be acquired in connection with the transactions.

                          ALLIED WASTE INDUSTRIES, INC.

                                   (UNAUDITED)

4. FINANCING TRANSACTIONS

The pro forma combined financial statements assume that (i) Allied issued 11.7 million shares of Common Stock on January 1, 1995 in connection with a private placement of equity which closed on January 31, 1995, (ii) certain holders of preferred stock, convertible debt and warrants converted their preferred stock or convertible debt into or exercised their warrants for, an aggregate of approximately 9.8 million shares of Common Stock and, (iii) Allied completed a public offering of 6.5 million shares of Common Stock in January 1996.


The pro forma combined financial statements do not include the extraordinary charge of APPROXIMATELY $18 million ($11 million net of income tax benefit) related to the early extinguishment of debt.


The adjustments related to the financing transactions reflected in the pro forma combined financial statements give effect to the following:

(a) To reflect reduction of interest expense resulting from the repayment of certain indebtedness of Allied from the proceeds of the private placement of equity completed in 1996.


(b) To reflect reduction of interest expense resulting from the conversion of certain convertible subordinated debt into COMMON STOCK and the repayment of certain indebtedness from the proceeds of the sale of 7.6 million shares of Common Stock in a public offering completed in 1996.


(c) To reflect the elimination of one-time costs related to the conversion of debt securities converted in 1995.

                          ALLIED WASTE INDUSTRIES, INC.

                                   (UNAUDITED)

5. NET INCOME (LOSS) PER COMMON SHARE

Pro forma net income (loss) per common share is calculated by dividing pro forma net income to common shareholders less requirements on Series D preferred stock, 7% preferred stock, and 9% preferred stock by the pro forma weighted average common and common equivalent shares outstanding during the periods. Pro forma weighted average common and common equivalent shares have been computed as follows:

                                                                          Nine Months Ended
                                      Year Ended December 31, 1995        September 30, 1996
                                      ----------------------------   ----------------------------
                                           Pro Forma                     Pro Forma
                                       for Acquisitions  Pro Forma   for Acquisitions   Pro Forma
                                       ----------------  ---------   ----------------   ---------
Historical weighted average
     common shares ..................... 37,823,370     37,823,370       57,594,445     57,594,445
Pro forma effect of issuing
    common shares for --
    Service Waste acquired and
        accounted for as a purchase ....    889,445        889,445          100,631        100,631
        The LSW Subsidiaries contem-
        plated to be acquired and
        accounted for as a purchase .... 14,600,000     14,600,000       14,600,000     14,600,000
    Common shares issued pursuant
        to a private placement .........       --          962,433             --             --
    Common shares issued in
        connection with the
        public offering ................       --        7,606,282             --          638,484
    Conversion of convertible
        subordinated debt
        into common shares .............       --        1,827,639             --          172,883
    Conversion of Series C Preferred
        into common shares .............       --          233,533             --             --
    Conversion of Series D Preferred
        into common shares .............       --          731,255             --             --
    Conversion of 9% Preferred into
        common shares and issuances
        of inducement conversion shares        --        4,859,991             --             --
    Conversion of $90 Preferred into
        common shares and issuances
        of inducement conversion shares        --        1,343,374             --             --
    To remove the impact of contingently
        issuable shares ................    (23,244)      (23,244)             --             --
    Exercise of warrants ...............       --          553,873             --            8,232
                                         ----------     ----------       ----------     ----------
                                         53,289,571     71,407,951       72,295,076     73,114,675
                                         ==========     ==========       ==========     ==========


                          ALLIED WASTE INDUSTRIES, INC.

                                   (UNAUDITED)

6.   PRO FORMA MATURITIES OF LONG-TERM DEBT

Aggregate future maturities of pro forma long-term debt outstanding at September 30, 1996 (in thousands):

            Maturity
            --------
            3 months1996................      $    4,046
            1997........................          53,067
            1998........................          74,343
            1999........................          92,256
            2000........................         101,604
            2001........................         236,021
            Thereafter..................      $1,323,624

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               ALLIED WASTE INDUSTRIES, INC.


                                               By: /s/PETER S. HATHAWAY
                                                  ----------------------------
                                                    Vice President, Treasurer
                                                  and Chief Accounting Officer




Date: FEBRUARY 18, 1997





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